SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )
Filed by the registrant     ☑
Filed by a party other than the registrant     ☐

Check the appropriate box:
☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission
☐ Definitive Proxy Statement Only	(as permitted by Rule 14a-6(e)(2))
☑ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12
optionsXpress Holdings, Inc.
(Name of Registrant as Specified in its Charter) (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of filing fee (Check the appropriate box.):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated, and state how it was determined.):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐ Fee paid previously with preliminary materials:
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2), and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, schedule, or registration statement no.:

(3)	Filing party:

(4)	Date filed:

May 13, 2008
Dear Stockholders:
     As you know, the annual meeting of stockholders of optionsXpress Holdings, Inc. (the “Company”) will be held at 10:00 a.m. Chicago time on May 22, 2008 at The Metropolitan Club, 233 S. Wacker Drive, 66th Floor, Chicago, Illinois. The Notice of Annual Meeting, Proxy Statement and proxy form were sent to you on or about April 21, 2008.
     As you may be aware, the Company’s Board of Directors recommended that our stockholders vote for proposal 2 (The Approval of a Proposal to Adopt the 2008 Equity Incentive Plan) as set forth in our Proxy Statement. After further deliberation, the Board has amended the 2008 Equity Incentive Plan (as amended, the “2008 Plan”) to clarify that no future amendment to the 2008 Plan by the Compensation Committee may reduce the exercise price of any outstanding option, base price of any outstanding SAR or purchase price of any other outstanding award conferring a right to purchase stock to an amount less than the fair market value of a share at the date of grant of the outstanding award. In particular, Section 21 of the 2008 Plan has been amended and restated to read as follows:
     “21. AMENDMENT OR SUBSTITUTION OF AWARDS UNDER THE PLAN.
     The terms of any outstanding award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate, including, but not limited to, any acceleration of the date of exercise of any award and/or payments thereunder or of the date of lapse of restrictions on Shares (but only to the extent permitted by regulations issued under Section 409A(a)(3) of the Code); provided that, except as otherwise provided in Section 16, no such amendment shall adversely affect in a material manner any right of a participant under the award without his or her written consent and no such amendment shall reduce the exercise price of any outstanding Option, Base Price of any outstanding SAR, or purchase price of any other outstanding Award conferring a right to purchase Stock to an amount less than the Fair Market Value of a share at the date of grant of the outstanding award. The Committee may, in its discretion, permit holders of awards under the Plan to surrender outstanding awards in order to exercise or realize rights under other awards, but only if such surrender, exercise or realization (a) would not constitute a distribution of deferred compensation for purposes of Section 409A(a)(3) of the Code, (b) constitutes a distribution of deferred compensation that is permitted under regulations issued pursuant to Section 409A(a)(3) of the Code or (c) would not result in the reduction of the exercise price of any outstanding Option, Base Price of any outstanding SAR, or purchase price of any other outstanding Award conferring a right to purchase Stock to an amount less than the Fair Market Value of a share at the date of grant of the outstanding award.”
     The Board of Directors believes that the 2008 Plan will serve a critical role in attracting and motivating high caliber employees, directors and consultants that will be essential to our future success. Therefore, our Board urges you to vote FOR the adoption of the 2008 Plan.
     If you have already voted and you wish to change your vote on proposal 2 (The Approval of a Proposal to Adopt the 2008 Equity Incentive Plan) in light of the amendment to the 2008 Plan described above, you may revoke your proxy by filing a notice of revocation or a duly executed proxy bearing a later date (using the proxy card provided) with the Secretary of the Company or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. If you have already voted your shares and do not wish to change your vote, however, no further action is necessary and your vote will be counted for or against proposal 2 pursuant to the proxy authority that you previously granted. For additional information on how to change your vote, please contact Victoria Paris at Ashton Partners at (312) 553-6715.
     Thank you for your continued support.

Sincerely,
/s/ David Fisher
David Fisher
Chief Executive Officer

The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission issued thereunder.